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Exhibit 24(b)(4)(c)(iii)

                                 QUALIFIED PLAN ENDORSEMENT SECTION 401(a) PLANS

The Contract to which this Endorsement is attached is amended as specified below. The amendments included in this Endorsement are intended to coordinate with the requirements of section 401(a) of the Internal Revenue Code (hereinafter "IRC," including regulations and other applicable guidance issued thereunder), that are applicable to a qualified retirement plan with regard to which the Contract is purchased (hereinafter "retirement plan"). Where the provisions of this Endorsement are inconsistent with the provisions of the Contract, including the provisions of any other endorsements or riders issued with the Contract, the provisions of this Endorsement will control. The benefits of a Participant in the retirement plan are determined under the terms of such plan, including the calculation of benefits, distribution options and other rights, and such terms shall not modify the Contract or Endorsement. The employer sponsor of the retirement plan is solely responsible for ensuring that the plan documents and operations satisfy the qualification requirements of the IRC, including determining that contributions and benefits under such plan do not exceed the applicable limits of IRC Section 415, and satisfying any other legal obligations imposed on the plan under the IRC, Employee Retirement Income Security Act (hereinafter "ERISA", including regulations and other applicable guidance issued thereunder) or other applicable laws. The Company does not serve as the plan administrator or the document provider for the retirement plan.

1. Owner and Annuitant

     The Owner of the Contract must be either (i) a trustee or custodian of the retirement plan that is intended to satisfy the requirements of IRC Sections 401(a) or 403(a), or (ii) if the conditions of this Section 1 of this Endorsement are satisfied, an employee or former employee covered by such a plan (hereinafter "Employee") or the Employee's beneficiary or alternate payee to whom ownership is transferred in satisfaction of the retirement plan's benefit obligations. Ownership may be transferred to an Employee or an Employee's beneficiary or alternate payee only if payment of the retirement plan's benefit obligations commence under an Annuity Option provided under the Contract (as described in Section 4 of this Endorsement) or an Annuity Income Payment Plan (hereinafter collectively referred to as "Annuity Option") and any and all distribution elections required under the terms of the plan or under the IRC and ERISA, including any spousal consent required under IRC section 417, have been satisfied prior to the transfer. The term "Participant" as used in this Endorsement shall mean the Employee for whose benefit the employer has established the retirement plan and purchased this Contract (or the Employee's beneficiary or alternate payee).

     Except as permitted by applicable federal law, the Annuitant shall be the Employee and the Annuitant cannot be changed. Prior to the Maturity Date, the Co-Annuitant can be changed, but such change shall not require any distributions under the Contract.

2. Nontransferable

     Ownership of this Contract may not be transferred except: (1) to the Participant under the conditions described in Section 1 of this Endorsement; (2) to a trustee or successor trustee of the retirement plan; or (3) as otherwise permitted under the IRC.

     If the Contract is transferred to the Participant, the Participant becomes the Owner of the Contract and, with the exception of a transfer incident to a divorce or separation instrument in accordance with IRC Section 401(a)(13)(B), thereafter may not assign, sell, transfer, or discount the Contract, or pledge it as collateral for a loan or as security for the performance of an obligation or for any other purpose, other than to us.

3. Required Distributions Generally

     Notwithstanding any provision of the Contract to the contrary, the distribution of the Participant's interest in the Contract shall be made in accordance with the requirements of IRC Section 401(a)(9). The employer sponsor of the retirement plan, and not the Company, is responsible for determining the minimum required distributions for any Participant or beneficiary.

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4. Annuity Options and Annuity Payments

     (a) A Participant's distribution options under the qualified retirement plan are determined by the plan terms. Except to the extent the IRC would permit us to offer different Annuity Options that are agreed to by us and such options are so permitted under the retirement plan that governs the Participant's benefit, only Annuity Options 1 and 2 shall be available under this Contract.

     (b) All Annuity Options under the Contract must meet the requirements of IRC Section 401(a)(9). If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

     (c) (Only Annuity Options 1 and 2 under the section entitled "Description of Annuity Options" shall be offered unless we consent to the use of an additional option. Under Annuity Options 2(a) and 2(b), the Annuitant must be the Employee and the designated Co-Annuitant must be the Employee's spouse.

5. Death Benefit

     If the Contract contains a section entitled "Death Benefit Before Annuity Commencement Date," the first sentence of the paragraph "Death of Annuitant" is deleted, and the second sentence is modified to read as follows: "If any Owner is not an individual, the death of the Annuitant (but not of the Co-Annuitant) is treated as the death of an Owner". Under the paragraph "Death of Owner," (i) the distribution requirements of provisions "(d)" and "(e)" are deleted; (ii) if, after the Participant's death, the designated beneficiary dies before the Annuity Commencement Date, no Death Benefit is payable; and, (iii) if the Owner is an individual who is a trustee or custodian of a retirement plan, no Death Benefit is payable upon the death of the Owner.

6. Maturity Value

     NO MANDATORY DISTRIBUTIONS IF CONTRACT VALUE EXCEEDS $1,000

     (a) If, prior to the Annuity Commencement Date, no Payments have been made for two consecutive Contract Years, and the Contract Value at the end of such two-year period exceeds $1,000, We will not exercise our right to pay the Owner the Contract Value (less any Debt and applicable Annual Administration Fee) and cancel this Contract, and

     (b) If the Contract Value is greater than $1,000, as determined on the first day of the month preceding the Annuity Commencement Date, in accordance with the requirements of IRC Sections 411(a)(11) and 417, we will not exercise our right to pay the Contract Value on the Annuity Commencement Date in one lump sum in lieu of annuity benefits.

7. Direct Rollovers

     Notwithstanding any provision of the Contract to the contrary that would otherwise limit a distributee's election under this Section 7 of the Endorsement, a distributee may elect, at the time and in the manner prescribed by us, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is a hardship distribution; any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under IRC Section 401(a)(9); and, with the exception of amounts rolled over to a traditional IRA or transferred in a direct trustee-to-trustee transfer to a qualified trust that is permitted to accept such amounts and that separately accounts for pre-tax and after-tax amounts, the portion of any distribution that is not includible in gross income.

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     An eligible retirement plan is a qualified plan described in IRC Sections
     401(a) or 403(a), an annuity described in IRC Section 403(b), a custodial account described in IRC Section 403(b)(7), an individual retirement account described in IRC Section 408(a), an individual retirement annuity described in IRC Section 408(b), or an eligible deferred compensation plan described in IRC Section 457(b) maintained by a state employer, as described in IRC Section 457(e)(1)(A), that accepts the distributee's eligible rollover distribution.

     A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse, and the Employee's or former Employee's spouse or former spouse who is the alternative payee under a qualified domestic relations order, as defined in IRC Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

     A direct rollover is a payment by us to the eligible retirement plan specified by the distributee.

8. IRC Section 72(s)

     All references in the Contract to IRC Section 72(s) are deleted from the Contract.

9. Amendment

     We reserve the right to amend this Endorsement to the extent necessary or required to comply with IRC Section 401(a), ERISA, or other applicable law. Any such amendment will be subject to any necessary regulatory approvals and, where required, approval of the Owner. We will send you a copy of the amended Endorsement. We will not be responsible for any adverse tax consequences resulting from the Owner's rejection of any such amendment.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

[-s- Emanuel Alves]

[Secretary]

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